Exhibit 99.1

Pope Resources Reports Fourth Quarter Net Income of $2.3 Million

POULSBO, Wash.--(BUSINESS WIRE)--February 8, 2012--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $2.3 million, or $0.52 per diluted ownership unit, on revenue of $17.8 million for the fourth quarter ended December 31, 2011. This compares to net income attributable to unitholders of $1.7 million or $0.35 per diluted ownership unit, on revenue of $8.5 million for the comparable period in 2010.

Net income attributable to unitholders for the year ended December 31, 2011 totaled $8.8 million, or $1.94 per diluted ownership unit, on revenue of $57.3 million. Net income attributable to unitholders for the corresponding period in 2010 totaled $2.0 million, or $0.43 per diluted ownership unit, on revenue of $31.2 million. Results for 2010 included a loss on early debt extinguishment of $1.2 million.

Cash provided by operations for the quarter ended December 31, 2011 was $7.4 million, compared to $3.5 million for the fourth quarter of 2010. For the year ended December 31, 2011, cash provided by operations was $21.7 million, compared to $9.0 million in 2010.

“The big story for 2011 was strong demand from China for logs and lumber,” said David L. Nunes, President and CEO. “We were well positioned to capitalize on this surge in demand since all of our tree farms are tributary to export log ports. Based on both new properties acquired by our second timber fund in 2010 and significant amounts of deferred harvest volume from 2008-2010, we had a record harvest year in 2011 at 90 million board feet (MMBF). In addition, we enjoyed a 17% increase in our average realized log price based on both export demand and greater competition in domestic markets where many of the mills benefited by the exporting of lumber to China. These factors combined for a very strong year in terms of cash flow generation.”

Fee Timber operating income for the fourth quarter of 2011 was $5.5 million compared to $1.7 million for the fourth quarter of 2010. This tripling of operating income was due to the combined impact of a 164% increase in harvest volume, which increased from 11 MMBF in 2010 to 29 MMBF in 2011, and a 17% boost in average realized log price, which increased from $481 per thousand board feet (MBF) in 2010 to $565 per MBF in 2011. In recent years, our fourth quarter log production has been relatively light as a function of the front-loading of annual harvest volumes into the earlier part of the year. The fourth quarter of 2011 broke significantly from this pattern as a result of incorporating harvest volume from timber fund properties acquired in 2010, mild weather, and a decision to dip into deferred harvest volumes from 2008-2010. Over 52% of 2011’s fourth quarter harvest came from timber fund properties versus 39% for the comparable period in 2010. Notwithstanding the significantly higher per-MBF depletion expense for the timber fund properties, this additional harvest from the timber fund properties contributed $1.8 million of operating income to Q4 2011.

Fee Timber operating income for 2011 increased 74% to $16.9 million compared to $9.7 million in 2010. As with the fourth quarter, the improved full-year performance was driven by the combined effect of a 70% increase in harvest volume, which increased from 53 MMBF in 2010 to 90 MMBF in 2011, and a 17% improvement in average realized log price, which increased from $486 per MBF in 2010 to $567 per MBF in 2011. In response to a surge in demand for logs from buyers in China, we harvested more timber than initially planned in 2011 and significantly boosted our export mix, which increased from 33% in 2010 to 45% in 2011. Robust export markets forced domestic producers to compete aggressively for logs which contributed to a year-over-year 9% increase in domestic log prices. With the benefit of including more harvest volume from timber fund properties acquired in the third quarter of 2010, the mix of harvest volume from timber fund properties more than doubled from 20% of 2010’s total volume to 44% of 2011’s total volume. The timber fund properties contributed $3.3 million of operating income to results for 2011 compared to $130,000 in 2010.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of three private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s role as general partner or managing member of the funds. Consolidating these funds into the Partnership’s financial statements results in the elimination of all management fees charged to the funds, with a corresponding decrease in operating expenses in the Fee Timber segment. The first two funds collectively acquired 61,000 acres of commercial timberlands between 2006 and 2010 for total consideration of $150 million. Our third fund, with a target size of $100 million, had its first close in the fourth quarter of 2011 for $51 million. We expect the final close for this fund by mid-2012.

After eliminating $813,000 of intercompany timber fund management fees, TM&C had no revenue for the fourth quarter of 2011. In 2010, the fourth quarter for this segment showed $16,000 of revenue after the elimination of $501,000 of intercompany fees. Operating losses generated by the TM&C segment for the quarters ended December 31, 2011 and 2010 totaled $398,000 and $345,000, respectively, after eliminating revenue earned from managing the funds. The increase in operating losses is attributable to added costs related to higher harvest levels from the two funds, higher personnel related expenses associated with fund oversight, and costs related to raising capital for the third fund.

TM&C had no revenue for the twelve months ended December 31, 2011 after eliminating $2.4 million of fees earned from managing the funds. This compares to $31,000 of revenue for the same period in 2010 after eliminating $1.5 million of fund management fee revenue. The increase in the amount of management fee revenue eliminated resulted from additional fees earned on the management of $58 million of timberland acquired by our second timber fund at the end of 2010’s third quarter. In total we managed 61,000 acres in two timber funds for the entirety of 2011 versus 36,000 acres for the first nine months and 61,000 for the last three months of 2010. Operating losses generated by the TM&C segment for the twelve months ended December 31, 2011 and 2010 totaled $1.5 million and $1.3 million, respectively, after eliminating revenue earned from managing the funds. The increase in operating losses for the full year is attributable to the same set of factors mentioned above in connection with the quarter-to-quarter comparisons.

Our Real Estate segment completed a $480,000 conservation easement sale in the fourth quarter of 2011, which contributed to overall segment revenues of $837,000. However, as a result of a $631,000 charge for contingent environmental remediation costs, our Real Estate segment posted an operating loss of $763,000 for the period. This compares to Real Estate’s operating income of $1.3 million reported in 2010’s fourth quarter on revenue of $2.7 million, achieved primarily as a result of a $2.4 million conservation easement sale. Results for the fourth quarter of 2010 included a $307,000 charge for contingent environmental remediation costs.

For the full year 2011, the Real Estate segment posted an operating loss of $349,000 on revenue of $4.5 million, compared to 2010’s operating loss of $809,000 on revenue of $3.5 million. Accruals for environmental remediation costs weighed heavily on both the 2010 and 2011 annual results for our Real Estate operations, with $875,000 accrued in 2010 and $977,000 in 2011. Results for this segment in both years were bolstered by sales with a conservation “flavor”. Conservation transactions in 2011 totaled nearly $2.5 million including a $2.0 million land sale in the second quarter ($5,065/acre on 386 acres) and a $480,000 easement sale in the fourth quarter ($1,882/acre on 255 acres). In 2010 we completed a $2.4 million conservation easement sale in the fourth quarter ($349/acre on 6,886 acres). While the broader market for development property remains weak, we saw some signs of life in 2011 with six rural residential lot and residential plat transactions covering 107 acres for a total value of $901,000 ($8,421/acre). There were no comparable lot sales in 2010.

General & Administrative expenses for 2011 declined by 11% to $4.2 million, compared to $4.7 million in 2010. This decrease in overhead costs was driven primarily by implementation of a new long-term compensation plan in 2010 that required a catch-up accrual in 2010 for multiple trailing-year performance cycles.

As we look to 2012, export log market demand has cooled from 2011 peak levels, but we still expect 2012 will be strongly influenced by demand from Asia, with some log price weakening expected relative to 2011. Notwithstanding recent signals that the domestic housing market may be poised for a recovery, the continuing saga of poor housing markets is expected to remain a drag on both domestic lumber and real estate markets for the near-term.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Revenues	$17,809	$8,546	$57,274	$31,192
Costs and expenses:
Cost of sales	(10,198)	(3,349)	(30,564)	(14,346)
Operating expenses	(4,220)	(3,876)	(15,863)	(13,933)
Operating income	3,391	1,321	10,847	2,913
Interest income	10	11	42	102
Interest expense	(484)	(460)	(2,158)	(1,815)
Capitalized interest	118	109	432	569
Debt extinguishment costs	-	-	-	(1,250)
Gain on disposition of investments	-	-	-	11
Income before income taxes	3,035	981	9,163	530
Income tax benefit (expense)	(78)	265	(236)	290
Net income	2,957	1,246	8,927	820
Net loss (income) attributable to noncontrolling interests	(608)	417	(173)	1,218
Net income attributable to Pope Resources' unitholders	$2,349	$1,663	$8,754	$2,038

Average units outstanding - Basic	4,329	4,577	4,323	4,554
Average units outstanding - Diluted	4,331	4,605	4,325	4,578

Basic net income per unit	$0.52	$0.35	$1.94	$0.43
Diluted net income per unit	$0.52	$0.35	$1.94	$0.43

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	December 31, 2011				December 31, 2010

		ORM	Consolidating
Assets:	Pope	Timber Funds	Entries	Consolidated
Cash and cash equivalents	$249	$2,404	$-	$2,653	$2,423
Other current assets	4,184	546	(666)	4,064	1,570
Total current assets	4,433	2,950	(666)	6,717	3,993
Timber and roads, net	36,669	117,567	-	154,236	164,961
Timberlands	15,384	18,746	-	34,130	33,980
Buildings and equipment, net	6,019	-	-	6,019	3,854
Land held for development	28,413	-	-	28,413	27,737
Investment in ORM Timber Funds	26,250	-	(26,250)	-	-
Other assets	767	126	-	893	1,312
Total	$117,935	$139,389	($26,916)	$230,408	$235,837
Liabilities and equity:
Current liabilities	$4,405	1,525	($666)	$5,264	$4,786
Current portion of long-term debt	-	32	-	32	30
Long-term debt	34,757	11,036	-	45,793	50,468
Other long-term liabilities	2,161	-	-	2,161	1,746
Total liabilities	41,323	12,593	(666)	53,250	57,030
Partners' capital	76,612	126,796	(127,649)	75,759	70,990
Noncontrolling interests	-	-	101,399	101,399	107,817
Total	$117,935	$139,389	($26,916)	$230,408	$235,837

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Net income	2,957	$1,246	$8,927	$820
Added back:
Depletion	4,290	1,260	11,908	5,169
Gain on investments	-	-	-	(11)
Depreciation and amortization	175	157	701	642
Equity-based compensation	162	144	900	712
Capitalized development activities, net of reimbursements	(150)	(332)	(893)	(1,075)
Deferred taxes	100	(69)	57	(252)
Excess tax benefit from equity-based compensation	(96)	-	(96)	-
Cost of land sold	2	-	112	67
Write-off debt issuance costs	-	-	-	32
Change in operating accounts	(50)	1,134	44	2,846
Cash provided by operations	$7,390	$3,540	$21,660	$8,950

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Revenues:
Partnership Fee Timber	$8,396	$3,908	$30,980	$22,304
Funds Fee Timber	8,576	1,943	21,749	5,370
Total Fee Timber	16,972	5,851	52,729	27,674
Timberland Management & Consulting (TM&C)	-	16	-	31
Real Estate	837	2,679	4,545	3,487
Total	17,809	8,546	57,274	31,192
Operating income (loss):
Fee Timber	5,548	1,689	16,899	9,703
TM&C	(398)	(345)	(1,515)	(1,250)
Real Estate	(763)	1,311	(349)	(809)
General & administrative	(996)	(1,334)	(4,188)	(4,731)
Total	$3,391	$1,321	$10,847	$2,913

	SELECTED STATISTICS

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	20.0	4.4	55.2	35.0
Whitewood	3.8	3.8	18.0	7.1
Cedar	0.4	0.4	1.4	0.9
Hardwood	0.5	0.4	2.4	0.9
Pulpwood
All species	4.5	2.1	13.2	9.1
Total	29.2	11.1	90.2	53.0

Log sale volumes by sort (million board feet):
Export	8.5	5.3	40.6	17.7
Domestic	15.7	3.3	34.0	25.3
Pulpwood	4.5	2.1	13.2	9.1
Hardwood	0.5	0.4	2.4	0.9
Total	29.2	11.1	90.2	53.0

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	603	537	609	528
Whitewood	534	446	546	446
Cedar	799	895	923	917
Hardwood	623	513	573	502
Pulpwood
All species	398	340	383	311
Overall	565	481	567	486

Average price realizations by sort (per thousand board feet):
Export	642	517	628	526
Domestic	570	511	565	520
Pulpwood	398	340	383	311
Hardwood	623	513	573	502
Overall	565	481	567	486

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	61,000	61,000	61,000	61,000
Capital and development expenditures ($000's)	1,328	695	6,013	2,012
Depletion ($000's)	4,290	1,260	11,908	5,169
Depreciation and amortization ($000's)	175	157	701	642

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2011 vs.	Q4 2011 vs.
	Q4 2010	Q3 2011
Net income (loss) attributable to Pope Resources' unitholders:
4th Quarter 2011	$2,349	$2,349
3rd Quarter 2011	-	(562)
4th Quarter 2010	1,663	-
Variance	$686	$2,911

Detail of earnings variance:
Fee Timber
Log volumes (A)	$8,738	$9,676
Log price realizations (B)	2,457	292
Production costs	(3,878)	(3,014)
Depletion	(3,030)	(2,719)
Other Fee Timber	(428)	403
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	(53)	(65)
Real Estate
Land and conservation easement sales	(1,849)	345
Other Real Estate	99	(86)
Environmental remediation costs	(324)	(629)
General & administrative costs	338	(46)
Net interest expense	(16)	85
Other (taxes, noncontrolling int., investment gain)	(1,368)	(1,331)
Total variance	$686	$2,911

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156